Exhibit 10.6

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

THIRD AMENDMENT
TO THE
AMENDED AND RESTATED DISTRIBUTION RIGHTS AGREEMENT

This THIRD AMENDMENT TO AMENDED AND RESTATED DISTRIBUTION RIGHTS AGREEMENT (the “Third Amendment”) is made effective as of this 18th day of December, 2006, by and between Biovail Laboratories International SRL, a Barbados International Society with Restricted Liability and having a principal place of business at Chelston Park, Building 2, Collymore Rock, St. Michael, BH1, Barbados, W.I. (“Biovail”), and SmithKline Beecham Corporation, a GlaxoSmithKline company, a corporation duly organized and existing under the applicable laws of the Commonwealth of Pennsylvania and having a principal place of business at One Franklin Plaza, Philadelphia, PA 19101 (“GSK”). Biovail and GSK are collectively referred to in this Third Amendment as the “Parties” and individually as a “Party.”

WHEREAS, Biovail and GSK are parties to an Amended and Restated Distribution Rights Agreement, effective as of October 26, 2001, as amended by the First Amendment to the Amended and Restated Distribution Rights Agreement effective as of May 1, 2005 and the Second Amendment to the Amended and Restated Distribution Rights Agreement effective as of October 12, 2005 (the “Agreement”); and

WHEREAS, pursuant to Section 2.01(c) Biovail has contracted with its Affiliate, Biovail Pharmaceuticals, Inc., (“BPI”) to be responsible for promotion, marketing and selling of the Products in the Territory; and

WHEREAS, the pursuant to Section 2.03 of the Agreement, neither Biovail nor BPI may, without GSK’s prior written consent, grant to any Third Party any rights to market, promote, advertise, or distribute the Product; and

WHEREAS, BPI desires to retain to Sciele Pharma, Inc., a corporation duly organized and existing under the applicable laws of the State of Delaware and having a principal place of business at Suite 1800, Five Concourse Parkway, Atlanta, Georgia 30328 and its wholly owned subsidiaries listed on Schedule “A” attached hereto (collectively, “Sciele”), to provide to co-promotion and other services in respect of the Products as set forth in this Third Amendment; and

WHEREAS, Biovail and GSK mutually desire to amend the terms of the Agreement relating to Biovail’s engagement of Sciele as provided in this Third Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, GSK and Biovail agree as follows:

1.             Section 2.04 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.04      Approval of Sciele.

(a)           Notwithstanding the provisions of Section 2.03 and subject to the terms and conditions of this Section 2.04, GSK hereby consents to the engagement by BPI of Sciele to perform certain promotional activities with respect to the Products.

(b)           The consent granted by GSK to BPI as provided in Section 2.04(a) above is limited to Sciele only and only for the co-promotion activities set forth in Section 2.04(c). For clarity, the consent granted by GSK as provided herein will not apply to any successor (whether by merger, consolidation, reorganization or other similar event) of Sciele’s business or to a purchaser of all or substantially all of Sciele’s business assets (a “Change of Control”) unless such successor has been approved by GSK. Further, the consent granted by GSK to Biovail as provided in Section 2.04(a) will become effective on January 1, 2007, and will extend until the earlier of (i) the expiration or earlier termination of this Agreement, (ii) the expiration or earlier termination of the Sciele Promotional Services Agreement, or (iii) the effective date of a Change of Control if GSK has not approved such Change of Control (the “Sciele Term”).

(c)           Biovail acknowledges and agrees that BPI will enter into a written agreement with Sciele to engage Sciele to perform promotional services with respect to the Products (the “Sciele Promotional Services Agreement”). The term of the Sciele Promotional Services Agreement will not extend beyond the Term of this Agreement. Further, the Sciele Promotional Services Agreement will immediately terminate upon the expiration or earlier termination of this Agreement. The Sciele Promotional Services Agreement will provide that Sciele’s activities will consist of marketing, promoting, advertising and detailing Products in the Territory as directed by BPI. Further, BPI and Sciele will jointly develop and approve marketing plans and pricing for Products in the Territory. Biovail represents and warrants that (i) the Sciele Promotional Services Agreement will obligate Sciele to comply with those obligations of Biovail under this Agreement (including without limitation, Biovail’s obligations under Article 3, Biovail’s obligation to comply with the Pre-Clearance Process, which was initiated by GSK in a letter to Biovail dated October 26, 2006 and further clarified by GSK in a letter to Robert W. Ashworth, Ph.D. dated November 27, 2006, and Biovail’s confidentiality obligations) related to the provision of advertising, marketing and promotional services and detailing the Products in the Territory in the performance of Sciele’s obligations under the Sciele Promotional Services Agreement, (provided that Biovail shall continue to file any required Form 2253 filings with DDMAC in respect of promotional materials for the Products); and (ii) the terms and conditions of the Sciele Promotional Services Agreement will be in compliance with Applicable Law and will be consistent with, and no less restrictive than, the terms and conditions of this Agreement. In accordance with the confidentiality provisions of this Agreement, GSK hereby consents to Biovail providing Sciele with a copy of the Agreement, subject to Sciele’s commitment to maintain such confidentiality in accordance with Article 11 of this Agreement.

(d)           Biovail represents and warrants that Sciele is not an Ineligible Person. Biovail agrees that the Sciele Promotional Services Agreement will immediately terminate in the event that Sciele should become an Ineligible Person at any time during the Sciele Term. Biovail represents and warrants that the Sciele Promotional Services Agreement will obligate Sciele not to hire or otherwise engage any Ineligible Person to co-promote the Product and/or distribute the Sample Product as provided in the Sciele Promotional Services Agreement. For the purposes of this Section 2.04(d), the term “Ineligible Person” means any Person who is currently excluded, debarred, suspended or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs, or has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. 1320a-7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

(e)           Biovail acknowledges and agrees that despite GSK’s consent granted in Section 2.04 above to BPI’s engagement of Sciele as provided herein, Biovail remains obligated to perform all terms, obligations, covenants and agreements ascribed to it in this Agreement.

(f)            Biovail acknowledges and agrees that for the purposes of this Agreement, Sciele will be deemed to be an agent of BPI and will also be regarded as a CSO. Biovail acknowledges and agrees that its indemnification obligations provided in Section 9.02 of this Agreement will also include any GSK Claim that arises out of, or is the result of any act or omission by Sciele (as a CSO).

(g)           Biovail will indemnify and hold harmless each GSK Party (as defined in Section 9.02) from and against any and all losses, liabilities, damages (exclusive of consequential or special losses or damages), fees (including, attorneys fees and costs of litigation), and expenses paid or payable by a GSK Party that result from or arise in connection with a claim, suit or other proceeding made or brought against a GSK Party (i) based on, resulting from, or arising in connection with any act or omission of any party under the Sciele Promotional Services Agreement; and/or (ii) arising by or on behalf of Sciele and/or any of Sciele’s affiliates, employees, agents, officers, and directors.”

2.             Section 3.14 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3.14      Promotional Spend Requirement. In each Calendar Year during the Term of this Agreement, Biovail shall, commit, allocate and spend, at a minimum funds in the amounts set forth below for Promotional Support of the Products as specified below (each a “Promotional Spend Requirement”, collectively the “Promotional Spend Requirements”):

(i)            Calendar Years {***}† — {***}† of Gross Sales of each Product during the immediately preceding Calendar Year;

(ii)           Calendar Years {***}† — {***}† of Gross Sales of each Product during the immediately preceding Calendar Year;

(iii)          Calendar Years {***}†— {***}† of Gross Sales of each Product during the immediately preceding Calendar Year; and

(iv)          Calendar Years {***}†— {***}† of Gross Sales of Zovirax® Cream during the immediately preceding Calendar Year.

For clarity, and without limiting the foregoing, Biovail shall have no obligation to commit promotional spending in respect of the Zovirax® Ointment Product after the end of {***}†, and the Promotional Spend Requirement set forth in item (iv) above shall be in respect of the Zovirax® Cream only.

In the event of Generic Entry with respect to a Product, the Promotional Spend Requirement for that Product for the period of {***}† calendar months following the date of Generic Entry shall be {***}† of the then applicable percentage rates set forth immediately above, and upon expiration of said {***}† month period, shall thereafter be zero.

In each Calendar Year, Biovail shall allocate not less than {***}† of the applicable Promotional Spend Requirement to personal field selling activities for the relevant Products in the Territory.

3.             Section 5.06(a)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(iii) Calendar Years 2010-2021— For each of the Calendar Years 2010 through 2021, the purchase price to be paid by Biovail for Zovirax® Ointment shall be {***}† of the Net Wholesale Price charged for the Product by Biovail as of the issue date of GSK’s invoice to Biovail therefor.”

4.             Section 5.06(b)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(iii) Calendar Years 2010-2021— For each of the Calendar Years 2010 through 2021, the purchase price to be paid by Biovail for Zovirax® Cream shall be {***}† of the Net Wholesale Price charged by Biovail for the Product as of the issue date of GSK’s invoice to Biovail for the Product.”

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

5.             All capitalized terms not otherwise defined in this Third Amendment will have the meanings ascribed to them in the Agreement.

6.             Except as otherwise amended by the terms of this Third Amendment, the provisions of the Agreement are unchanged, remain in full force and effect and are hereby ratified and confirmed except that each reference to the “Agreement” or words of like import in the Agreement will mean and be a reference to the Agreement as amended by this Third Amendment.

7.             This Third Amendment will be construed, and the respective rights of the Parties determined, according to the substantive law of the State of New York notwithstanding the provisions governing conflict of laws under such New York law to the contrary.

8.             This Third Amendment may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same document.

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Schedule “A”

Sciele Pharma Sales, Inc.

IN WITNESS WHEREOF, the Parties have executed this Third Amendment to the Amended and Restated Distribution Agreement the day and year first above written.

SMITHKLINE BEECHAM CORPORATION D/B/A GLAXOSMITHKLINE

By:	/s/ Donald F. Parman
Name: Donald F. Parman
Title: Vice President and Secretary

BIOVAIL LABORATORIES: INTERNATIONAL SRL

By:	/s/ Michel Chouinard
Name: Michel Chouinard
Title: Chief Operating Officer